As filed with the Securities and Exchange Commission on March 16, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AMERISTAR CASINOS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	88-0304799 (I.R.S. Employer Identification Number)

3773 Howard Hughes Parkway
Suite 490 South
Las Vegas, Nevada 89109
(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 1999 Stock Incentive Plan
(Full Title of the Plan)

PETER C. WALSH
Senior Vice President and General Counsel
Ameristar Casinos, Inc.
3773 Howard Hughes Parkway
Suite 490 South
Las Vegas, Nevada 89109
(Name and Address of Agent for Service)

(702) 567-7000
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
JONATHAN K. LAYNE, ESQ.
Gibson, Dunn & Crutcher LLP
2029 Century Park East
Los Angeles, California 90067
(310) 552-8500

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to Be	Offering Price Per	Aggregate Offering	Registration
to Be Registered	Registered (1)	Share(2)(3)	Price (2)(3)	Fee (3)

Common Stock, $0.01 par value	3,000,000	$22.785	$68,355,000	$7,314

(1)	Pursuant to Rule 416(a), this Registration Statement also covers additional shares that may be offered as a result of stock splits, stock dividends or similar transactions.
(2)	Calculated solely for the purpose of determining the registration fee.
(3)	Calculated pursuant to Rule 457(c) based upon the average of the high and low sale prices of the Common Stock of Ameristar Casinos, Inc. on the Nasdaq National Market on March 13, 2006.

INTRODUCTION

              This Registration Statement on Form S-8 is filed by Ameristar Casinos, Inc., a Nevada corporation (the “Company” or “Registrant”), and relates to an amendment to the Company’s Amended and Restated 1999 Stock Incentive Plan (as amended to the date hereof, the “Stock Incentive Plan”) that increased the aggregate number of shares of Common Stock authorized for issuance thereunder from 11,000,000 to 14,000,000 (after giving effect to the Company’s 2-for-1 stock split effective June 20, 2005). Of such shares, 11,000,000 have already been registered pursuant to three Registration Statements on Form S-8 (File Nos. 333-33860, 333-56612 and 333-108867), which were filed with the Securities and Exchange Commission (the “Commission”) on April 3, 2000, March 6, 2001 and September 17, 2003, respectively, each of which is currently effective.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

              Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

              Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

              The following documents, which previously have been filed by the Company with the Commission, are incorporated herein by reference and made a part hereof:

              (i)  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

              (ii)  The Company’s definitive Proxy Statement for its 2005 Annual Meeting of Stockholders, filed April 29, 2005 under cover of Schedule 14A;

              (iii)  The Company’s Registration Statement on Form S-8, filed April 3, 2000;

              (iv)  The Company’s Registration Statement on Form S-8, filed March 6, 2001;

              (v)  The Company’s Registration Statement on Form S-8, filed September 17, 2003;

              (vi)  The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

              (vii)  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (i) above.

              All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

              For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

              The Common Stock of the Registrant is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

              Not applicable.

Item 6. Indemnification of Directors and Officers.

              Subsection 7 of Section 78.138 of the Nevada Revised Statutes (the “Nevada Law”) provides that, subject to certain very limited statutory exceptions, a director or officer is not personally liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 is not optional and controls even if there is a provision in the articles of incorporation of a Nevada corporation, including such a provision in the Registrant’s Articles of Incorporation, that attempts to establish a different standard of liability.

              Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “Indemnified Party”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party would not be liable pursuant to Section 78.138 of the Nevada Law or the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party’s conduct was unlawful.

              Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit, if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

              Section 78.7502 of the Nevada Law further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) or (2) described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

              Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification pursuant to Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained.

              Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he or she is not entitled to be indemnified by the corporation. Said Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

              Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification pursuant to Section 78.7502 of the Nevada Law and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or in another capacity while holding his or her office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified Party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators.

              Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person’s status as an Indemnified Party whether or not the corporation has the authority to indemnify such person against such liability and expenses.

              The Bylaws of the Registrant provide for indemnification of Indemnified Parties substantially identical in scope to that permitted under the Nevada Law. Such Bylaws provide that the expenses of directors and officers of the Registrant incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Registrant as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Registrant.

              The Registrant has a contract for insurance coverage under which the Registrant and certain Indemnified Parties (including the directors and officers of the Registrant) are indemnified under certain circumstances with respect to litigation and other costs and liabilities arising out of actual or alleged misconduct of such Indemnified Parties. In addition, the Registrant has entered into indemnification agreements with its directors and officers that require the Registrant to indemnify such directors and officers to the fullest extent permitted by applicable provisions of Nevada Law, subject to amounts paid by insurance. The above-described provisions relating to the indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

              Not applicable.

Item 8. Exhibits.

              The following exhibits are filed herewith:

Exhibit No.	Description

5.1	Legal Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm — Ernst & Young LLP.

23.3	Consent of Independent Registered Public Accounting Firm — Deloitte & Touche LLP.

24.1	Power of Attorney (contained on signature page hereto).

Item 9. Undertakings.

              (1)       The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (2)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 16th day of March, 2006.

By:	/s/ Craig H. Neilsen by C. Wilson Craig H. Neilsen Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

              Each person whose signature appears below constitutes and appoints Craig H. Neilsen and Thomas M. Steinbauer, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Craig H. Neilsen by C. Wilson	Chairman of the Board, President	March 16, 2006
and Chief Executive Officer
Craig H. Neilsen	(Principal Executive Officer)

/s/ Thomas M. Steinbauer	Senior Vice President of Finance,	March 16, 2006
Chief Financial Officer, Treasurer,
Thomas M. Steinbauer	Secretary and Director
(Principal Financial Officer)

/s/ Thomas L. Malone	Vice President of Finance and	March 16, 2006
Chief Accounting Officer
Thomas L. Malone	(Principal Accounting Officer)

/s/ Larry A. Hodges Larry A. Hodges	Director	March 16, 2006

/s/ Joseph E. Monaly Joseph E. Monaly	Director	March 16, 2006

/s/ Leslie Nathanson Juris Leslie Nathanson Juris	Director	March 16, 2006

/s/ J. William Richardson J. William Richardson	Director	March 16, 2006

/s/ Luther P. Cochrane Luther P. Cochrane	Director	March 16, 2006

              On this 16th day of March, 2006, Craig H. Neilsen directed Connie Wilson, in his presence as well as our own, to sign the foregoing document in two places as “Craig H. Neilsen.” Upon viewing the signatures as signed by Connie Wilson, and in our presence, Craig H. Neilsen declared to us that he adopted them as his own signatures.

/s/ Andrea Kellogg Witness

/s/ Shirley Lizotte Witness

STATE OF NEVADA		)
:ss
COUNTY OF CLARK		)

              I, Margene Otten, Notary Public in and for said county and state, do hereby certify that Craig H. Neilsen personally appeared before me and is known or identified to me to the person whose name is subscribed to the within instrument. Craig H. Neilsen, who being unable due to physical incapacity to sign his own name or offer his mark, did direct Connie Wilson, in his presence, as well as my own, to sign the foregoing document in two places as “Craig H. Neilsen.” Craig H. Neilsen, after viewing his name as signed by Connie Wilson, thereupon adopted the signatures as his own by acknowledging to me his intention to so adopt them as if he had personally executed the same.

              IN WITNESS WHEREOF, I have hereunto set my hand and official seal this 16th day of March, 2006.

/s/ Margene Otten

Notary Public

	Residing at:	Las Vegas, NV

My Commission Expires:

July 23, 2006

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Legal Opinion of Gibson, Dunn & Crutcher LLP.
23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm — Ernst & Young LLP.
23.3	Consent of Independent Registered Public Accounting Firm — Deloitte & Touche LLP.
24.1	Power of Attorney (contained on signature page hereto).